
    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 13, 2007
                                                           REGISTRATION NO. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            IVIVI TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

                      NEW JERSEY                           22-2956711
             (State or other jurisdiction               (I.R.S. employer
          of incorporation or organization)          identification number)

                              224-S PEGASUS AVENUE
                               NORTHVALE, NJ 07647
               (Address of principal executive offices; zip code)


      IVIVI TECHNOLOGIES, INC. 2004 AMENDED AND RESTATED STOCK OPTION PLAN
                            (Full title of the plan)


                                  ANDRE' DIMINO
                           CO-CHIEF EXECUTIVE OFFICER
                            IVIVI TECHNOLOGIES, INC.
                              224-S PEGASUS AVENUE
                               NORTHVALE, NJ 07647
                                 (201) 784-8168
 (Name, address and telephone number, including area code, of agent for service)

                                   Copies to:

                            STEVEN M. SKOLNICK, ESQ.
                              LOWENSTEIN SANDLER PC
                              65 LIVINGSTON AVENUE
                           ROSELAND, NEW JERSEY 07068
                                 (973) 597-2500

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                                        CALCULATION OF REGISTRATION FEE
========================== ======================== ==================== ======================== =====================
                                                         Proposed               Proposed
   Title of Securities          Amount to be         Maximum Offering       Maximum Aggregate          Amount of
    to be Registered             Registered           Price per Share        Offering Price         Registration Fee
-------------------------- ------------------------ -------------------- ------------------------ ---------------------
Common stock, no par
value per share               2,437,500 shares (1)          (2)              $ 7,591,426 (2)              $813
-------------------------- ------------------------ -------------------- ------------------------ ---------------------
                                526,899 shares (3)       $5.56 (4)           $ 2,929,559 (4)
-------------------------- ------------------------ -------------------- ------------------------ ---------------------
                              1,910,601 shares (5)       $2.44 (6)           $ 4,661,867 (6)
========================== ======================== ==================== ======================== =====================

(1) This registration statement is being filed with the Securities and Exchange Commission to register 2,437,500 shares of common stock, no par value per share, of the registrant ("Common Stock"), which may be issued upon the exercise of stock options under the Ivivi Technologies, Inc. 2004 Amended and Restated Stock Option, as amended (the "Plan"), 526,899 shares of which may be issued upon exercise of stock options that may be issued under the Plan and 1,910,601 shares of which may be issued upon exercise of stock options that have been issued under the Plan. In addition to such shares, this registration statement covers additional shares of common stock as may be issuable pursuant to the anti-dilution provisions set forth in the Plan.

(2) The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on (i) estimates in accordance with Rule 457(c) and Rule 457(h)(1) of the Securities Act of 1933, as amended (the "Securities Act"), with respect to 526,899 shares of Common Stock, which may be issued upon the exercise of stock options that may be issued under the Plan, and (ii) calculations in accordance with Rule 457(h)(1) of the Securities Act, with respect to 1,910,601 shares of Common Stock, which may be issued upon the exercise of stock options that have been issued under the Plan. See Footnote Nos. 4 and 6 below.
(3) Represents an aggregate of 526,899 shares of Common Stock of the 2,437,500 shares of Common Stock with respect to which this registration statement relates, which may be issued upon the exercise of stock options that may be issued under the Plan.
(4) Estimated, in accordance with Rule 457(c) and Rule 457(h)(1) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low prices for a share of Common Stock on the American Stock Exchange on February 8, 2007, which is within five business days prior to the date of this registration statement.
(5) Represents an aggregate of 1,910,601 shares of Common Stock of the 2,437,500 shares of Common Stock with respect to which this registration statement relates, which may be issued upon exercise of stock options that have been issued under the Plan.
(6) Calculated in accordance with Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price have been calculated based on the weighted-average exercise price of stock options that have been granted under the Plan.

================================================================================

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The information required to be contained in the Section 10(a) prospectus is omitted from this registration statement pursuant to Rule 428 of the Securities Act of 1933, as amended (the "Securities Act"), and the note to
Part I of Form S-8.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate" into this registration statement information we file with other documents. This means that we may disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this registration statement, and information we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this registration statement, and all future documents filed with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") until we terminate the offering of these shares:

         (i) our Prospectus, dated October 18, 2006, filed with the Securities and Exchange Commission pursuant to Rule 424(b) promulgated under the Securities Act, as supplemented by Prospectus No. 1, dated November 13, 2006, which forms a part of our Registration Statement on Form SB-2 (File No. 333-122768);

         (ii) our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006;

         (iii) our Current Reports on Form 8-K filed with the Securities and Exchange Commission on October 19, 2006, November 13, 2006, November 21, 2006, November 22, 2006 and December 26, 2006; and

         (iv) the description of our common stock set forth in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act and declared effective by the Securities and Exchange Commission on October 18, 2006 (File No. 001-33088) and any and all amendments and reports filed for the purpose of updating such description.

         All documents subsequently filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Subsection (2) of Section 3-5, Title 14A of the New Jersey Business Corporation Act (the "NJBCA") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a corporate agent (i.e., a director, officer, employee or agent of the corporation or a director, officer, trustee, employee or agent of another related corporation or enterprise), against reasonable costs (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that such conduct was unlawful.

         Subsection (3) of Section 3-5 of the NJBCA empowers a corporation to indemnify a corporate agent against reasonable costs (including attorneys' fees) incurred by him in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves such corporate agent by reason of the fact that he is or was a corporate agent if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct unless and only to the extent that the Superior Court of New Jersey or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         Subsection (4) of Section 3-5 of the NJBCA provides that to the extent that a corporate agent has been successful in the defense of any action, suit or proceeding referred to in subsections (2) and (3) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) incurred by him in connection therewith; Subsection
(8) of Section 3-5 of the NJBCA provides that indemnification provided for by
Section 3-5 shall not be deemed exclusive of any rights to which the indemnified party may be entitled; and Subsection (9) of Section 3-5 of the NJBCA empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or expenses incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities and expenses under Section 3-5.

         Our restated certificate of incorporation provides that every person who is or was a director or officer of our corporation shall be indemnified and defended by us to the fullest extent allowed by law, including the indemnification permitted by Section 14A:3-5(8) of the NJBCA, against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been a director or officer or of serving or having served in any capacity with any other enterprise at our request, whether or not that person is a director or officer or continues to serve the other enterprise at the time the liabilities or expenses are imposed or incurred. During the pendency of any such proceeding, we shall, to the fullest extent permitted by law, promptly advance expenses that are incurred, from time to time, by a director or officer in connection with the proceeding, subject to the receipt by us of an undertaking as required by law. Notwithstanding anything herein contained to the contrary, any payments or advances under this indemnification provision are subject to and conditioned upon our compliance with any applicable laws, and regulatory regulations promulgated thereunder, with respect to such payments or advances.

         Our restated certificate of incorporation further provides that a director or officer of our corporation shall not be personally liable to the us or our shareholders for damages for the breach of any duty owed to us or our shareholders except to the extent that an exemption from personal liability is not permitted by the NJBCA. Further, no amendment to or repeal of such provision of our restated certificate of incorporation and no amendment, repeal or termination of effectiveness of any law permitting the exemption from liability provided for therein shall apply to or have any effect on the liability or alleged liability of any director or officer for or with respect to any acts or omissions of that director or officer occurring prior to the amendment, repeal or termination of effectiveness.

         In addition, we have entered into an indemnification agreement with each of our officers and directors which provides indemnification in certain situations, subject to our having taken certain actions and the executive having met certain specified standards of conduct.

        The underwriting agreement, which is filed as Exhibit 1.1 to our Registration Statement on Form SB-2 (File No. 333-122768), also provides for indemnification by the underwriters of us and our directors and officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8. EXHIBITS

         The exhibits accompanying this registration statement are listed on the accompanying exhibit index.

ITEM 9. UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes to:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing,, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) Include any additional or changed material information on the plan of distribution;

                  PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment is incorporated by reference from periodic reports filed by the registrant with the Securities and Exchange Commission under the Exchange Act; PROVIDED, FURTHER, HOWEVER, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment is incorporated by reference from periodic reports filed by the registrant with the Securities and Exchange Commission under the Exchange Act or is contained in a form of prospectus filed pursuant to Rule 424(b) that is deemed part of and included in the registration statement.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered therein, and the offering of such securities at that time to be the initial BONA FIDE offering thereof.

                  (3) File a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.

                  (4) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchase, if the securities are offered or sold to such purchaser by means of any of the following communications, to be a seller to the purchase and to be considered to offer or sell such securities to such purchaser:

                           (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

                           (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

                           (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

                           (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Northvale, State of New Jersey, on the 13th day of February, 2007.

                                            IVIVI TECHNOLOGIES, INC.


                                            /S/ David Saloff
                                            -----------------------------
                                            By: David Saloff
                                                President and Co-Chief Executive
                                                Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Name" constitutes and appoints Andre' DiMino and David Saloff or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and any related registration statement filed under Rule 462(b), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

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NAME                                        TITLE                                       DATE
----                                        -----                                       ----


/S/ Steven M. Gluckstern            Chairman of the Board                       February 13, 2007
--------------------------
Steven M. Gluckstern


/S/ Andre' A. DiMino             Vice Chairman of the Board                     February 13, 2007
--------------------------     and Co-Chief Executive Officer
Andre' A. DiMino              (Co-Principal Executive Officer)



/S/ David Saloff                Co-Chief Executive Officer,                     February 13, 2007
--------------------------        President and Director
David Saloff                 (Co-Principal Executive Officer)



/S/ Alan V. Gallantar             Chief Financial Officer                       February 13, 2007
--------------------------     (Principal Financial Officer
Alan V. Gallantar             and Principal Accounting Officer)

NAME                                 TITLE                                            DATE
----                                 -----                                            ----


/S/ Kenneth S. Abramowitz           Director                                    February 13, 2007
------------------------------
Kenneth S. Abramowitz


/S/ Louis J. Ignarro                Director                                    February 13, 2007
------------------------------
Louis J. Ignarro, Ph.D.


/S/ Pamela J. Newman                Director                                    February 13, 2007
------------------------------
Pamela J. Newman, Ph.D.


/S/  Jeffrey A. Tischler            Director                                    February 13, 2007
------------------------------
Jeffrey A. Tischler

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                                      -9-

                                  EXHIBIT INDEX


     EXHIBIT
     NUMBER        DESCRIPTION

         4.1      Restated Certificate of Incorporation of Ivivi Technologies,
                  Inc.

         4.2      Amended and Restated By-Laws of Ivivi Technologies, Inc.

         4.3 Ivivi Technologies, Inc. 2004 Amended and Restated Stock Option Plan, as amended.

         5.1      Opinion of Lowenstein Sandler PC.

         23.1     Consent of Independent Public Accountants.

         23.2     Consent of Lowenstein Sandler PC (contained in Exhibit 5.1).

         24.1 Power of Attorney (included on the signature page of this registration statement).



                                      -10-